Exhibit 99.1

News Release
CONTACT:	Michael J. McCann
CFO and Treasurer
(337) 235-2452

FOR IMMEDIATE RELEASE

PETROLEUM HELICOPTERS, INC. ANNOUNCES RESULTS
FOR THE FIRST QUARTER ENDED MARCH 31, 2005

     LAFAYETTE, LA — May 6, 2005 — Petroleum Helicopters, Inc. (PHI) today reported net earnings of $0.4 million ($0.07 per diluted share) on operating revenues of $74.2 million for the three months ended March 31, 2005. For the same period of 2004, the Company reported net earnings of less than $0.1 million on operating revenues of $67.0 million, which is further discussed in the Company’s 10-Q for the 1st Quarter 2005.

     Mr. Al A. Gonsoulin, Chairman and CEO, stated; “Although we had a weak first quarter in large part due to extreme weather, we feel because of new contracts in Oil & Gas Deepwater and new programs in Air Medical that show increased flight volumes subsequent to the end of the quarter, that these increased flight hours should result in increased revenue and earnings in the second quarter.”

     PHI provides helicopter transportation and related services to a broad range of customers including the oil and gas industry, Air Medical programs and the third-party maintenance business. PHI Common Stock is traded in The NASDAQ SmallCap Market (symbols PHEL and PHELK).

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Petroleum Helicopters, Inc. released the following earnings figures for the three months ended March 31, 2005. (All figures, except per share data, are shown in thousands.)

	For the Quarter Ended
	March 31,
	2005	2004

Operating revenues	$74,239	$66,973
Gain, net on disposition of property and equipment, net	646	673
Other	96	83

	74,981	67,729

Expenses:
Direct expenses	64,036	57,285
Selling, general and administrative expenses	5,229	5,144
Interest expense	5,117	5,016

	74,382	67,445

Earnings before income taxes	599	284

Income taxes	240	231

Net earnings	$359	$3

BASIC:
Net earnings per share	$0.07	$—

DILUTED:
Net earnings per share	$0.07	$—

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